Exhibit 99

           Darden Restaurants Announces Dividend and Additional Share
                            Repurchase Authorization

    ORLANDO, Fla., Sept. 28 /PRNewswire-FirstCall/ -- Darden Restaurants, Inc. (NYSE: DRI) announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Company's outstanding common stock. The dividend is payable on November 1, 2004 to shareholders of record at the close of business on October 8, 2004. Based on this 4-cent semi-annual dividend declaration, the Company's indicated annual dividend is 8 cents per share.

    The Board of Directors also approved an additional share repurchase authorization totaling 22.0 million shares. Combined with unused capacity from prior authorizations, Darden's available share repurchase authorization now totals 25.2 million, which is approximately 16% of the 156.2 million shares the Company had outstanding at the end of the first quarter of fiscal 2005.


    Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,300 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.0 billion.


    Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.



SOURCE  Darden Restaurants, Inc.
    -0-                             09/28/2004
    /CONTACT: Analysts, Matthew Stroud, +1-407-245-6458, or media, Jim DeSimone, +1-407-245-4567, both of Darden Restaurants, Inc./
    /Company News On-Call: http://www.prnewswire.com/comp/105228.html / /Web site: http://www.darden.com /
    (DRI)

CO:  Darden Restaurants, Inc.
ST:  Florida
IN:  RST
SU:  DIV